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FOR:  Crusader Holding Corporation              Contact:       Bruce A. Levy
      1230 Walnut Street                                       President
      Philadelphia, PA 19107                                   (215) 893-1500


For Immediate Release:  December 17, 1999


                              Company Announcement

Philadelphia, PA - Crusader Holding Corporation (NASDAQ: CRSB) today announced that in connection with a recently concluded examination of its subsidiary, Crusader Savings Bank (the "Bank"), by the Office of Thrift Supervision (the "OTS"), the Bank will be required to limit its asset growth at the end of each calendar quarter to the net interest credited on its deposit liabilities during the quarter. Historically, the Bank has been growing its assets by approximately $25 million per quarter compared to net interest on deposits of approximately $2.5 million per quarter.

In connection with the OTS examination, the OTS has not expressed significant concerns about the Bank's underwriting practices or its level of classified or nonperforming assets. However, the OTS has expressed concerns about the quality of the Bank's credit administration, the sufficiency and depth of management and the Bank's overall "risk profile," including the Bank's level of nonconforming residential mortgage loans and multi-family and commercial real estate loans. The OTS will require the Bank to address the specific OTS concerns identified in its recent examination. OTS officials have indicated that the OTS will consider removing the asset growth restriction after the Bank has appropriately addressed such concerns.

The OTS actions are not anticipated to result in any charge to operations or to materially impact operating results for the current quarter. However, the asset growth restriction, the steps required by the Bank to address OTS concerns and the possible impact on the operations from the OTS actions could, depending upon the time it takes for the growth restriction to be removed, adversely impact the future growth in or possibly cause a reduction in net income from otherwise attainable levels.

Shortly prior to receiving notice of the OTS action, the Company adopted a Plan of Strategic Reorganization. The major elements of this Plan include: (1) simplification of operations and a new focus on the Bank's four major business activities -- residential mortgage banking and lending, commercial real estate lending, secured property tax liens and short-term consumer lending; (2) discontinuation of the business of the Bank's National Chinese Mortgage and Crusader Mortgage Corporation of Delaware mortgage banking subsidiaries and (3) addition of new management resources. Over the past several years, the Bank has focused on identifying and developing new business lines and product niches. The Bank has now chosen to focus on its most desirable product lines and does not anticipate entering into any new lines of business for the foreseeable future.


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Commenting on the Company's announcement, The Company's President, Bruce A. Levy stated, "We are committed to working aggressively with the OTS to address and resolve its concerns, and we are confident that the steps we are taking will make us a stronger institution. The Bank has already taken significant action, including the appointment of a Board committee to conduct a search for a Bank chief executive officer. In addition, we have already made two important additions to our management team. On November 11, 1999, we hired Dan A. Chila as Senior Vice President and Chief Financial Officer of the Company. For the past
25 years, Mr. Chila has served as senior vice president and/ or chief financial officer of several substantially larger banks, including CoreStates, Peoples Bancorp and New Jersey National Bank. In addition, the Bank has recently hired a Vice President - Credit Administration to oversee and improve the Bank's credit administration, collateral monitoring and loan review."

"Despite the OTS action, we continue to believe strongly that the Company has significant ongoing potential, particularly as we focus on our most desirable business lines. As a result, the Board has reaffirmed that the existing share repurchase plan, which has 95,000 shares remaining for repurchase, will remain in place."

Certain of the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to materially differ from those in the forward-looking statements, including whether the OTS will remove its asset growth restrictions and, if so, when the OTS will take such action; the extent of further restrictions the OTS may impose on the Bank and whether the Company will successfully implement its Plan of Reorganization. For a description of additional factors affecting the Company's business, see the Company's periodic reports filed with the Securities and Exchange Commission.